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                                                                    EXHIBIT 99.1

                             [WILLIAMS LETTERHEAD]


DATE:             April 30, 2002

    WILLIAMS RECONFIRMS $2.15- TO $2.30-PER-SHARE GUIDANCE FOR '02 RECURRING
                                    EARNINGS
             Analyst Meeting Webcast, Presentation Available on Web

           HOUSTON - Williams (NYSE:WMB) today reconfirmed its guidance for 2002 recurring earnings at a meeting here with stock analysts. The company said it expects to report between $2.15 and $2.30 per share in recurring earnings.

           "Our businesses are on track, we're expanding our productive capacity and we're dramatically improving our financial strength and flexibility," said Jack McCarthy, the company's chief financial officer. "Our diverse earnings base is the foundation from which we expect to produce sustainable earnings growth in changing business environments."

           Williams President and CEO Steve Malcolm is scheduled to address stock analysts at 8 a.m. Eastern Time Wednesday in New York City. His presentation is available now in the investor section of Williams' website at www.williams.com. Also at that location is a link to Wednesday's webcast and subsequent replay of the hour-long meeting.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Our operations span the energy value chain from wellhead to burner tip. Based in Tulsa, Okla., Williams and its 12,000 worldwide employees contributed $45 million in 2001 to support the environment, health and human services, the arts, and education in its communities. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.